Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2400 Hanover Street, Palo Alto, California 94304

June 29, 2026

TD SYNNEX Corporation

16202 Bay Vista Drive

Clearwater, Florida 33760

Ladies and Gentlemen:

We are acting as counsel for TD SYNNEX Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-278517) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated April 5, 2024, as supplemented by the prospectus supplement dated June 29, 2026 (as so supplemented, the “Prospectus”) relating to the registration of 3,238,066 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”), issuable upon the exercise of a warrant issued by the Company to Amazon.com NV Investment Holdings LLC (the “Warrant”). The Shares are to be offered for the account of the holder(s) thereof.

We have reviewed the Registration Statement, the Prospectus, the Warrant and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. For purposes of our opinions expressed below, we have assumed that before the Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrant in accordance with the terms of the Warrant and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.

Our opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP